CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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As  independent  public  accountants,  we  hereby  consent  to the  use in  this
Post-Effective Amendment No. 1 of our report dated July 27, 2001 and to all references to our Firm included in or made a part of this Post-Effective Amendment.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Cincinnati, Ohio
October 31, 2001